Mail Stop 6010


January 26, 2006

Mr. James H. Woodward, Jr.
Executive Vice President and Chief Financial Officer
JLG Industries, Inc.
1 JLG Drive McConnellsburg, PA 17233-9533

      Re:	JLG Industries, Inc.
      Form 10-K for the fiscal year ended July 31, 2005
		File No. 1-12123

Dear Mr. Woodward,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant